UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012

NEXEO SOLUTIONS HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-179870-02	27-4328676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9303 New Trails Drive, Suite 400 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (281) 297-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director.

On July 25, 2012, the Board of Directors (the “Board”) of Nexeo Solutions Holding, LLC (the “Company”) voted to increase the size of its board from eight members to nine members and to elect Mr. John H. Williford to the Board. It has not yet been determined on which committees of the Board Mr. Williford will serve.

Mr. Williford has served as President, Global Supply Chain Solutions for Ryder System, Inc. (“Ryder”) since June 2008, where has been responsible for management, operations, sales and marketing and the financial performance of Ryder’s Supply Chain Solutions and Dedicated Contract Carriage business segments. Prior to joining Ryder Systems, Inc., Mr. Williford founded and served as President and Chief Executive Officer of Golden Gate Logistics LLC from 2006 to June 2008. From 2002 to 2005, Mr. Williford served as President and Chief Executive Officer of Menlo Worldwide, Inc., the supply chain business of CNF, Inc. From 2005 to 2006, Mr. Williford was engaged as an advisor to Menlo Worldwide, Inc. subsequent to the sale of Menlo Worldwide Forwarding, Inc. to United Parcel Services, Inc. Mr. Williford holds a B.A. in Economics from Hamilton College and an MBA from the University of California.

There are no arrangements or understandings between Mr. Williford and any other person pursuant to which he was elected to the Board, and there are no relationships between Mr. Williford and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Williford has executed an indemnification agreement with the Company on the same basis as the Company’s other independent directors. Mr. Williford will be compensated for his service in the same manner as the Company’s other independent directors, each of whom receives a $75,000 annual retainer (paid quarterly) and an annual equity grant valued at $60,000, which will vest over a three-year period, assuming continual service through the applicable vesting dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President, Chief Legal Officer, Secretary and Assistant Treasurer

Dated: July 25, 2012